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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:                   ALAN MINKER
                           Sr. Vice President/Chief Financial Officer
                           (248) 712-7007

FRANK'S NURSERY & CRAFTS, INC. ANNOUNCES ISSUANCE OF COMMON STOCK

TROY, MICHIGAN, September 12, 2002 - Frank's Nursery and Crafts, Inc. announced today that it has issued by mail common stock to creditors of record as confirmed in its approved plan of reorganization. The stock is expected to be traded on the OTC Bulletin Board. The trading symbol is FNCN.

Frank's Nursery and Crafts, Inc. is the nation's largest lawn and garden, seasonal and home decor specialty retailer and operates 170 stores in 14 states. The company successfully emerged from bankruptcy on May 20, 2002. Frank's second quarter earnings press release is available to view on its website www.franks.com.


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